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                            [ONEX CORPORATION LOGO]

                                 April 7, 1999

American Buildings Company
1150 State Docks Road
P.O. Box 800
Eufaula, AL 36027

Attention:  Mr. William Selden, Chairman

Gentlemen:

     We refer to the Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof among ABCO Acquisition Corp., ABCO Holdings Corp. and American Buildings Company (the "Company"). Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

     In consideration for and in order to induce the Company to enter into and perform its obligations under the Merger Agreement, including, without limitation, its obligations under Section 9.03(b) thereof, we agree to provide or cause to be provided to Parent or Purchaser on a timely basis (a) the funds necessary to (i) purchase all outstanding shares of Company Common Stock (on a fully diluted basis) pursuant to the Offer and the Merger, and (ii) pay all fees and expenses related to the transactions contemplated by the Merger Agreement, and (b) in the event of termination of the Merger Agreement by the Company as provided in Section 9.01 of the Merger Agreement, the funds necessary to pay the liabilities or obligations, if any, of Parent or Purchaser pursuant to Section
9.02 of the Merger Agreement.

                                          Very truly yours,

                                          ONEX CORPORATION

                                          By: /s/ MARK L. HILSON

                                            ------------------------------------
                                            Name:  Mark L. Hilson
                                            Title:  Vice President

ACKNOWLEDGED AND AGREED:

AMERICAN BUILDINGS COMPANY

By: /s/ WILLIAM L. SELDEN

    --------------------------------------------------------
    Name:  William L. Selden
    Title:  Chairman

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